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                            SCHEDULE 14A INFORMATION
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a) of
                     the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                            COMPUTER HORIZONS CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

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                        [COMPUTER HORIZONS CORP.(R) LOGO]

                             COMPUTER HORIZONS CORP.

May 9, 2003

                           VOTE THE WHITE PROXY TODAY

                             STEER CLEAR OF AQUENT!

Dear Fellow Shareholder:

John Chuang has sent you another letter, in further attempt to discredit your Board and management.

We believe certain of his public statements are wrong about the Company and have mischaracterized the facts.

We addressed several of the more glaring statements to you in a press announcement today, which is attached for your information. If you have any questions or would like further clarification of anything that you've read or heard, please do not hesitate to phone our solicitors, or us, anytime.


                                                Sincerely,


                                           /s/ William J. Murphy
                                           William J. Murphy
                                           President and Chief Executive Officer

                             STEER CLEAR OF AQUENT!

                           VOTE THE WHITE PROXY TODAY

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management--including, but not limited to, those relating to contract awards, service offerings, market opportunities, results, performance expectations, expectations of cost savings, or proceeds from sale of certain operations--may not materialize.

ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED OR IMPLIED IN ANY FORWARD-LOOKING STATEMENTS. IN ADDITION TO THE ABOVE FACTORS, OTHER IMPORTANT FACTORS INCLUDE THE RISKS ASSOCIATED WITH UNFORESEEN TECHNICAL DIFFICULTIES, THE ABILITY TO MEET CUSTOMER REQUIREMENTS, MARKET ACCEPTANCE OF SERVICE OFFERINGS, CHANGES IN TECHNOLOGY AND STANDARDS, THE ABILITY TO COMPLETE COST-REDUCTION INITIATIVES, THE ABILITY TO EXECUTE THE SALE OF CERTAIN OPERATIONS OR OTHER INITIATIVES, DEPENDENCIES ON KEY EMPLOYEES, CUSTOMER SATISFACTION, AVAILABILITY OF TECHNICAL TALENT, DEPENDENCIES ON CERTAIN TECHNOLOGIES, DELAYS, MARKET ACCEPTANCE AND COMPETITION, AS WELL AS OTHER RISKS DESCRIBED FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, PRESS RELEASES, AND OTHER COMMUNICATIONS.

SHAREHOLDERS OF COMPUTER HORIZONS ARE ADVISED TO READ MANAGEMENT'S DEFINITIVE PROXY STATEMENT (THE "DEFINITIVE PROXY STATEMENT") IN CONNECTION WITH MANAGEMENT'S SOLICITATION OF PROXIES FROM COMPUTER HORIZONS SHAREHOLDERS.

Shareholders of Computer Horizons and other interested parties may obtain, free of charge, copies of the Definitive Proxy Statement and any other documents filed by Computer Horizons with the SEC, at the SEC's Internet website at www.sec.gov. The Definitive Proxy Statement and these other documents may also be obtained free of charge by contacting Morrow & Co., Inc., the firm assisting Computer Horizons in the solicitation of proxies, toll-free at 1-800-607-0088.

                                   IMPORTANT!

- IF YOU HAVE NOT YET VOTED, PLEASE SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD VOTING FOR PROPOSALS 1 THROUGH 4 AND AGAINST PROPOSAL 5.

- EVEN IF YOU HAVE ALREADY VOTED, WE ASK YOU TO RECONFIRM YOUR VOTE BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE PROXY CARD - REMEMBER; ONLY THE LATEST DATED CARD COUNTS. PLEASE VOTE FOR PROPOSALS 1 THROUGH 4 AND AGAINST PROPOSAL 5.

- WE URGE YOU NOT TO SIGN ANY GOLD PROXY CARD SENT TO YOU BY AQUENT, NOT EVEN AS A VOTE OF PROTEST.

- IF YOUR SHARES ARE HELD IN THE NAME OF A BROKER OR BANK, YOU MUST RETURN YOUR WHITE PROXY IN THE ENVELOPE PROVIDED BY YOUR BROKER OR BANK IN ORDER FOR YOUR SHARES TO BE VOTED AS RECOMMENDED BY YOUR BOARD.

   IF YOU HAVE ANY QUESTIONS ON HOW TO VOTE YOUR SHARES, PLEASE CALL OUR
                                PROXY SOLICITOR:

                      MORROW & CO., INC. AT (800) 607-0088

[COMPUTER HORIZONS CORP.(R) LOGO]

COMPUTER HORIZONS CORP.

FOR IMMEDIATE RELEASE
  CONTACT: Michael Shea, CFO               Investors: Lauren Felice
           David Reingold,                            RF Binder Partners
           Senior Vice President,                     (212) 994-7541
           Marketing, IR                              lauren.felice@rfbinder.com
           Computer Horizons Corp.             Media: Kate Rothen
           (973) 299-4000                             RFBinder Partners
           mshea@computerhorizons.com                 (212) 994-7537
           dreingol@computerhorizons.com              kate.rothen@rfbinder.com


                  COMPUTER HORIZONS REFUTES AQUENT ALLEGATIONS
           QUESTIONS FINANCIAL VIABILITY OF AQUENT' PURPORTED PROPOSAL

Mountain Lakes, New Jersey, May 9, 2003 - Computer Horizons Corp. (Nasdaq:
CHRZ), a strategic human capital management and professional services company, today refuted allegations made by dissident shareholder Aquent and again questioned the financial viability of Aquent's purported proposal.

William J. Murphy, president and CEO of Computer Horizons said, "We believe Aquent had been making 'misleading and material' statements to our shareholders, and a federal court judge has agreed. We believe Aquent's purported proposal, if accepted, would seriously damage our shareholders' interests."

Further, Mr. Murphy raised concerns about Aquent's financial situation. "We believe that the financial viability of Aquent's proposal is to be seriously questioned. We have repeatedly asked them to provide us with their financial information, and they have not complied. At the same time, our sources inform us that Aquent's IT business (Renaissance) has been seriously impacted by the industry-wide slowdown and has reduced related billable headcount by as much as 50 percent, with, we believe, a corresponding dramatic revenue decline. These circumstances may be the basis as to why Aquent's purported proposal needs Computer Horizons' cash and superior credit position to be viable."

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                                                                          Page 2

Indeed, referring to the $5.00 per share proposal by Aquent, a recent Institutional Shareholder Service ("ISS") report stated, "At this time, Aquent does not have a commitment from its lenders. ... the lack of secured financing
[by Aquent] raises serious concerns as to the likelihood of completion."

Mr. Murphy pointed out that Aquent's recent statements were easily addressed and refuted as a matter of public record:

- STOCK OPTION PLAN MISSTATEMENTS. This plan was falsely characterized by Aquent as a stock option re-pricing program. It is not. From day one, it was communicated to shareholders to be a Stock Exchange Program. The Program would be IN LIEU OF the annual option awards program. Also, instead of being a 1:1 exchange, the Plan calls for a 3:1 exchange that will effectively eliminate an overhang of approximately one million outstanding options.

   Shareholders should bear in mind that in the last two years a salary freeze has been in effect, and there have been no bonuses for bonus-eligible managers. The stock exchange program is a prudent alternative incentive to an option award or cash bonus program. Further, Computer Horizons' CEO and CFO have been treated the same as all other managers and received no new option awards for 2002. The exchange program is open to all qualified employees to provide incentive for them to continue to perform against the Computer Horizons business plan, a plan that first quarter results showed is still on target.

- LOSSES? Aquent repeatedly raises the matter of losses of $109 million over the past three years and challenges the Company's acquisition strategy as a failure. "This is simply not true," stated Mr. Murphy. While it is a fact that the Company was impacted, as others in its peer group, by industry-wide downturns and headcount losses, the Company has, on an operational basis, not only managed its financials wisely and successfully, but also has managed its businesses so that it has improved operating performance sequentially throughout that period of time.

   "As reported recently in our first quarter results," Mr. Murphy said, "the Company was at breakeven on an EBITDA, or operating, basis for this period. That marks a key inflection point in our turnaround. In fact, we estimate profitability for the full year period and an EPS range of $0.03 to $0.05."

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                                                                          Page 3

   "The losses Aquent alludes to must be put into proper perspective," Mr. Murphy emphasized.
   "Of the $109 million of losses during the past three years, $70 million relates to non-cash write downs of goodwill required by changes in accounting rules and restructuring charges.
   Our losses from operations have decreased substantially each year during the past three years. "

- ACQUISITIONS AND DIVESTITURES. Contrary to Aquent's statements, the Company's acquisition and divestiture program was very successful, overall. When we embarked on our disposition program in early 2001, we had debt of $21 million. Upon completion in early 2003, we were debt free and had $61 million in cash.

   One specific acquisition noted by Aquent as resulting in a large loss is Princeton Softech. In fact, the Company purchased this products business with CHC stock (with a current market value of approximately $4.1 million) during the Y2K boom time, when it was most suitable for Computer Horizons. After Y2K, Princeton no longer reflected Computer Horizons' strategic direction. It was sold for $16 million in cash and generated a gain of $3.2 million. The Company had bought Princeton Softech with high-currency stock and sold it for cash.

   "In anyone's book, our acquisitions and divestitures program has been a success," said Mr. Murphy. "We have made timely acquisitions under excellent terms, and we have addressed divestitures appropriately and in the best financial interests of the Company. Our divestiture program, designed to dispose of non-strategic assets as we were realigning our business model, was completed in only one year. As a result, our Company ended up paying off its debt. Today we are debt free, and we have healthy cash balances of $70 million and more than $100 million in working capital. Divestiture failure? We think not!"

Mr. Murphy continued, "We will not let Aquent acquire our Company on the cheap. We encourage our shareholders not to take Aquent's statements at face value. Our realigned business plan is working."

ABOUT COMPUTER HORIZONS CORP.

Computer Horizons Corp. (Nasdaq: Computer Horizons) is a strategic human capital management and professional services company with more than thirty years of experience, specifically in information

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                                                                          Page 4

technology. As a global leader in systems integration and managed services, Computer Horizons enables companies to maximize technology investments. By leveraging its core business in IT services and its proprietary technology through Chimes, its wholly-owned subsidiary, Computer Horizons is enabling its Global 2000 customer base to align and integrate business planning with human resource management across an enterprise's business functions. For more information on Computer Horizons, please visit our Web site at www.computerhorizons.com.

EXCEPT FOR HISTORICAL INFORMATION, ALL OF THE STATEMENTS, EXPECTATIONS AND ASSUMPTIONS CONTAINED IN THE FOREGOING ARE "FORWARD-LOOKING STATEMENTS" (WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995) THAT INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES. IT IS POSSIBLE THAT THE ASSUMPTIONS MADE BY MANAGEMENT--INCLUDING, BUT NOT LIMITED TO, THOSE RELATING TO CONTRACT AWARDS, SERVICE OFFERINGS, MARKET OPPORTUNITIES, RESULTS, PERFORMANCE EXPECTATIONS, EXPECTATIONS OF COST SAVINGS, OR PROCEEDS FROM SALE OF CERTAIN OPERATIONS--MAY NOT MATERIALIZE.

ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED OR IMPLIED IN ANY FORWARD-LOOKING STATEMENTS. IN ADDITION TO THE ABOVE FACTORS, OTHER IMPORTANT FACTORS INCLUDE THE RISKS ASSOCIATED WITH UNFORESEEN TECHNICAL DIFFICULTIES, THE ABILITY TO MEET CUSTOMER REQUIREMENTS, MARKET ACCEPTANCE OF SERVICE OFFERINGS, CHANGES IN TECHNOLOGY AND STANDARDS, THE ABILITY TO COMPLETE COST-REDUCTION INITIATIVES, THE ABILITY TO EXECUTE THE SALE OF CERTAIN OPERATIONS OR OTHER INITIATIVES, DEPENDENCIES ON KEY EMPLOYEES, CUSTOMER SATISFACTION, AVAILABILITY OF TECHNICAL TALENT, DEPENDENCIES ON CERTAIN TECHNOLOGIES, DELAYS, MARKET ACCEPTANCE AND COMPETITION, AS WELL AS OTHER RISKS DESCRIBED FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, PRESS RELEASES, AND OTHER COMMUNICATIONS.

              SHAREHOLDERS OF COMPUTER HORIZONS ARE ADVISED TO READ MANAGEMENT'S DEFINITIVE PROXY STATEMENT (THE " DEFINITIVE PROXY STATEMENT")
      IN CONNECTION WITH MANAGEMENT'S SOLICITATION OF PROXIES FROM COMPUTER
                             HORIZONS SHAREHOLDERS.

SHAREHOLDERS OF COMPUTER HORIZONS AND OTHER INTERESTED PARTIES MAY OBTAIN, FREE
   OF CHARGE, COPIES OF THE DEFINITIVE PROXY STATEMENT AND ANY OTHER DOCUMENTS
    FILED BY COMPUTER HORIZONS WITH THE SEC, AT THE SEC'S INTERNET WEBSITE AT www.sec.gov. THE DEFINITIVE PROXY STATEMENT AND THESE OTHER DOCUMENTS MAY ALSO
BE OBTAINED FREE OF CHARGE BY CONTACTING MORROW & CO., INC., THE FIRM ASSISTING
 COMPUTER HORIZONS IN THE SOLICITATION OF PROXIES, TOLL-FREE AT 1-800-607-0088.

                                      # # #